                                  Exhibit 99(b)

                      News Release dated December 13, 2002,
                announcing the election of Bernadine Healy, M.D.
                          to the Board of Directors of
                           The Progressive Corporation

For Immediate Release                           Contact: Leslie Kolleda
                                                Progressive, Public Relations
                                                386-947-5158

                           BERNADINE HEALY ELECTED TO
                           --------------------------
                        BOARD OF DIRECTORS AT PROGESSIVE
                        --------------------------------

      MAYFIELD VILLAGE, OHIO - December 13, 2002 -- The Board of Directors of The Progressive Corporation today elected Bernadine Healy, M.D. to fill the current vacancy on the Company's Board for the term ending on the date of the Annual Meeting of Shareholders in April 2005. Dr. Healy, 58, is the retired president of the American Red Cross and is currently a member of the President's Council of Advisors on Science and Technology. For six years, Dr. Healy was a consultant and commentator for CBS News. She is now Health, Medicine and Science columnist for US News & World Report. She also serves on the boards of Medtronic Inc., Ashland Inc. and Invacare Corp.

      Other board members include Milton Allen, consultant, director and trustee for profit and not-for-profit organizations; B. Charles Ames, partner at Clayton, Dubilier & Rice Inc.; Charles Davis, president and chief executive officer, MMC, Inc.; Stephen Hardis, Axcelis Technologies, Inc. chairman of the board; Janet Hill, vice president, Alexander & Associates, Inc.; Jeffrey Kelly, executive vice president and chief financial officer, National City Corp.; Philip Laskawy, former chairman and chief executive officer, Ernst & Young LLP; Peter Lewis, chairman of the board, The Progressive Corp.; Norman Matthews, consultant and former president of Federated Department Stores, Inc.; Glenn Renwick, president and chief executive officer, The Progressive Corp.; and Donald Shackelford, chairman, Fifth Third Bank, Central Ohio.

      The Progressive group of insurance companies ranks fourth in the nation for auto insurance, offering products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.

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